May 28, 2020                                    Exhibit 10.4
Abhi Khandelwal
5865 Teal Lane
Long Grove, Illinois 60047

Dear Abhi,

I am pleased to offer you the position of Chief Financial Officer for CIRCOR International. We have discussed the opportunities at CIRCOR and I am enthusiastic about the contributions I believe you will make to the Company's success. In this role, you will report directly to Scott Buckhout, President and CEO.

Your ‘total rewards and compensation’ for this position will include the following components:

•	Base salary: USD 400,000 annually, as earned, which is paid on a bi-weekly basis (subject to all applicable federal, state, and local withholding).

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Vacation: You will be eligible for four (4) weeks of annual vacation, accrued on a per pay period basis beginning immediately, with accrued balance available for use in accordance with provisions of the prevailing policy.

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Benefits: You will be eligible to participate in the CIRCOR benefit plans (medical, dental, vision) effective as of your date of hire. Additional details about CIRCOR’s benefits programs can be found in the enclosed Executive Benefits Guide. Please note for any benefits governed by formal plan documents and summary plan descriptions, the terms of those documents govern. To the extent that any information regarding benefits in this letter conflicts with the actual plan documents and summary plan descriptions, those documents control. The Company reserves the right to modify, amend, or terminate any benefit plan or its contributions to any benefit plan at any time.

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Short Term Incentive (STI): Beginning in 2020, you will be eligible to participate in the Company's Short-Term Incentive Plan ("STI Plan"). Your target bonus will be 60% of your annual base salary and will be pro-rated from your date of hire. More information about your specific STI Plan design will be provided to you separately.

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Car Allowance: You will be eligible to receive a car allowance of USD 12,000 per year which will be paid out bi-weekly to compensate for using your personal vehicle for business purposes (subject to all applicable federal, state and local withholding).

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Sign-on Cash Bonus: You will be eligible to receive a lump sum sign-on bonus of USD 150,000 to be paid in your first paycheck following 30 days of employment (subject to all applicable federal, state and local withholding). Should you voluntarily terminate from the Company prior to completion of one year of employment, you will be responsible to pay back all of this bonus upon your termination.

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Sign-on Equity Grant: Upon commencement of your employment, you would receive an LTI Award valued at USD 750,000 comprised of Time-Based Restricted Stock Unit Award ("RSUs"). The grant date will within 2 days of your start date. The RSUs will vest one-third per year over a three-year period.

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Relocation Expenses: You will be provided benefits to assist with your relocation. Specific policy guidelines and level of benefit are attached in the CIRCOR Homeowner A policy. Relocation assistance is contingent upon your acceptance of the Repayment Agreement.

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Long Term Incentive (LTI): Beginning in 2021, you will be eligible to participate in the Company's Long- Term Incentive Plan ("LTI Plan"). Your LTI target will be USD 360,000. Under the LTI Plan, the Compensation Committee typically makes annual equity awards in the first quarter.  Your actual grant can vary based on individual performance.  The total LTI award value has two components, a Time-Based Restricted Stock Unit Award (“RSUs”), and a Performance-based Restricted Stock Unit Award ("Performance RSUs").  The RSUs constitute 50% of the award and vest in equal amounts annually over a three-year vesting period.  The Performance RSUs constitute 50% of the award and vest at the end of a three-year performance cycle.  The number of Performance RSUs that vest is based on achieving yearly cumulative goals for specific pre-established levels of Company performance.  The number of Performance RSUs that vest may range from 0% to 200% of the original shares granted depending on results relative to targets.

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Management Stock Purchase Plan (MSPP):  You will be eligible to participate in the CIRCOR International, Inc. Management Stock Purchase Plan ("MSPP").  Within 30 days of your date of hire and annually going forward, you may pre-select to defer up to 100% of the amount of your actual annual STI bonus into the receipt of RSUs.  The number of RSUs granted is calculated based on the amount of bonus deferred divided by that number which represents a discount of 33% from the fair market value of the Company's common stock on the date of the grant (typically at the conclusion of two days from the date on which the Company releases its previous year's financial results).  These RSUs vest at the end of a three-year period from the date of grant provided you are still employed by the Company at that time.  In addition, you can elect to defer the receipt of the actual shares of CIRCOR stock until a future date. Please complete the enclosed form within 30 days to advise whether or not you intend to pre-select to defer at this time and return to Human Resources.

•	Nonqualified Deferred Compensation (NQDC) Plan: You will be eligible to participate in the CIRCOR
Nonqualified Deferred Compensation (NQDC) Plan, a nonqualified plan under federal tax law and IRS regulations that allows you to save above and beyond the limits in place for the 401(k) plan.

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Severance: The Company will enter into a Severance Agreement with you under which, in the event that your employment is terminated without “cause” or you resign for “good reason” you will be entitled to a severance payment equal to one (1) times your base annual salary plus pro-rated short-term incentive bonus. The Severance Agreement would also provide for continued proportionate health and dental coverage contributions for a twelve (12) month period if you elect COBRA benefits.

•	Change of Control: The Company will enter into a Change of Control agreement with you. A draft of this document is provided under separate cover.

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Life Insurance, Accidental Death & Dismemberment (AD&D) and Long-Term Disability Benefits: The Company provides you with life insurance and AD&D insurance equal to 2 times your annual base salary. The Company provides you with an enhanced long-term disability benefit, which provides 60% of your monthly pre-disability earnings, up to a maximum of USD15,000, less deductible sources of income.

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Tax Assistance Benefit: You will be eligible for the Tax Assistance Benefit, which will provide reimbursement for expenses incurred for financial planning and/or tax preparation. More information about this benefit in included in the Executive Benefits Guide.

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Executive Physical Benefit: You will be eligible for the Executive Physical Benefit, which will provide you with the opportunity to have an executive physical done at a nearby hospital. More information about this benefit is included in the Executive Benefits Guide.

This offer is contingent upon your ability to provide the proper documentation to establish your identity and eligibility for employment required under the Immigration Reform & Control Act of 1986, the satisfactory results of requisite background/reference checks, passing a drug screen, and acceptance of a proprietary information/non-solicit agreement. We recommend that you wait until the required checks and screenings listed have been completed and satisfactory results have been obtained, before you resign from your current employer. You will be required to sign the Code of Conduct and Business Ethics and the Invention and Trade Secret and the Insider Trading agreements. As an employee of CIRCOR, your employment will be on an “at will” basis. There is no expressed or implied contract for any specific or definite period of employment. You and the Company are free to terminate your employment for any or no reason, with or without cause or notice. Neither this offer letter nor any other written or verbal communications create a contract of employment or a promise of employment for any specific or definite duration. “At will” employment permits the Company to change the terms and conditions of employment at any time with or without cause or notice, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties, and location of work. While supervisors and managers have certain hiring authority, no supervisor or manager of the Company except the Company’s President and Chief Executive Officer has authority to alter the “at-will relationship” or to bind the Company to any employment contract for any specified period of time with any employee.

Abhi, I am looking forward to having you join our team. You will be an asset as we move forward in the continued growth of the organization. The start date for this position will be on a mutually agreed upon date no later than April 6, 2020. Please confirm your acceptance of this offer by signing and returning one copy each of this offer and the proprietary information/non-solicit agreement by scan and email to me and Andrew.Farnsworth@circor.com. This offer of employment is valid through Monday, March 10th 2020 unless other arrangements are made. Please do not hesitate to contact me if you have questions and/or points of clarification.

Very truly yours,

Andrew Farnsworth
CHRO

I accept your offer of employment based on the terms and conditions set forth above.

/s/ Abhi Khandelwal                March 28, 2020
Abhi Khandelwal                    Date